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                                    FORM OF

                            TOUCH TONE AMERICA, INC.

                          VAUGHAN CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of January __, 1997 by and between TOUCH TONE AMERICA, INC. (the "Corporation"), and ROBERT VAUGHAN ("Consultant").

     Consultant has been employed as a consultant to the Corporation pursuant to a Consulting Agreement dated April 22, 1996 (the "Original Consulting Agreement").

     The Corporation is party to a transaction pursuant to which it will be the survivor of a merger with SVV Sales, Inc. d/b/a Arcada Communications, Inc. (the "Merger").

     In connection with the Merger, Consultant and the Corporation desire to terminate the Original Consulting Agreement, and enter into this agreement pursuant to which the Corporation will retain Consultant as, and Consultant will serve as a consultant to, the Corporation pursuant to the terms and conditions hereof.

     The parties hereto agree:

     1. TERM. The Corporation hereby retains Consultant, and Consultant hereby agrees to be retained by the Corporation, for the consideration and upon the terms and conditions herein set forth, to consult, counsel and advise with the Corporation as set forth herein for a term commencing upon the consummation of the Merger (the "Commencement Date") and continuing for one (1) year (the "Term"). The Term may be extended for one (1) additional year by mutual agreement of the parties.

     2. DUTIES. Consultant agrees to render counsel and advice to the President of the Corporation from time to time, as reasonably requested by and at the sole discretion of the President of the Corporation, for the profit, benefit and advantage of the Corporation in connection with locating unrelated entities that the Corporation may acquire or be interested in acquiring and developing and implementing finance plans for acquisitions and/or business expansion purposes, in all cases subject to the approval and oversight of the Board of Directors and the President of the Corporation. The services of Consultant hereunder shall be rendered at such times and places as shall be mutually convenient to the Corporation and the Consultant. Nothing in this Agreement shall prevent Consultant from performing services for persons or entities other than the Corporation, provided that performance of such services shall not be contrary to any of the provisions of Sections 10 through 12 and shall not interfere with the Consultant's performance of his duties hereunder unless Consultant has obtained the prior written consent of the Corporation.

     It is expressly understood and agreed that Consultant's discharge of his duties as expressly set forth herein requires an extensive time commitment and that Consultant is not

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required and agrees that he shall not engage in and shall have no authority with respect to any matters not expressly set forth herein including, without limitation, investor or public relations, management, personnel or administrative matters, security dealer or broker relations or day to day operations of the Corporation without the prior approval of the President of the Corporation.

     3. TITLE. Consultant shall have the title of "Special Advisor-Mergers and Acquisitions".

     4. COMPENSATION. Consultant shall be paid a consulting fee of One Hundred and Twenty Thousand Dollars ($120,000) per year. Consultant shall be paid this consulting fee on a monthly basis.

     5. USE OF FACILITIES AND SERVICES. The Corporation shall provide Consultant with access to the Corporation's staff, equipment and services as are reasonably necessary to perform Consultant's duties under this Agreement.

     6. AUTHORITY. Consultant shall not, and covenants and agrees that he will not, enter into any agreement or commitment purporting to bind the Corporation nor hold himself out as authorized to do so without the prior express written approval of the President of the Corporation. Consultant covenants and agrees to indemnify and hold harmless the Corporation from and against any and all damages incurred by the Corporation resulting from Consultant's breach of this or any other covenant or agreement contained herein and the Corporation covenants and agrees to indemnify and hold harmless Consultant from and against any and all damages incurred by Consultant resulting from the Corporation's breach of any covenant or agreement contained herein.

     7.   FINDERS FEE.

          (a) The Corporation agrees to pay Consultant a commission (a "Finders Fee") in accordance with the provisions of this Section 7 for every merger or acquisition candidate (a "Candidate") which Consultant finds, makes contact with, introduces to the Corporation and with which the Corporation, or any of its subsidiaries or affiliates, subsequently consummate a transaction involving a merger with or acquisition of all or a portion of such candidate (an "Acquisition").

          (b) The Corporation shall not be obligated to pay any such Finders Fee to Consultant unless (i) The Corporation shall not have previously identified, contacted or otherwise obtained an introduction to such Candidate without the assistance of Consultant, and (ii) Consultant notifies the President of The Corporation in writing of the identity of such Candidate and the Corporation, within ten days of receipt of such notice, does not dispute Consultant's claim to such Candidate. Any dispute between the Corporation and Consultant shall be resolved by mutual agreement between Consultant and the Corporation.


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          (c)  Provided Consultant has satisfied and complied with the provisions of Section 7(b) above, The Corporation shall pay to Consultant, at the closing of an Acquisition a Finder's Fee based on the following:

               5% of first one million,
               4% of second one million,
               3% of third one million,
               2% of fourth one million, and
               1% of all over four million of the total value of the
                Acquisition.

          For purposes hereof "total value" of the Acquisition shall be deemed to mean the total dollar price, whether in cash, stock or combination thereof paid, or in the case of a reverse merger or other similar transaction received by the Corporation in connection with the acquisition or merger of the Corporation of or with a Candidate.

          The Finders Fee is due and payable at the closing of each Acquisition and shall be paid in stock, cash, warrants or notes as mutually agreed by the Corporation and Consultant prior to the closing of each such Acquisition.

     8. COMMISSION IN CONNECTION WITH MERGER. Notwithstanding anything to the contrary contained herein, The Corporation agrees to pay to Consultant, and Consultant agrees to accept from The Corporation the following Commission in connection with the Merger (the "Merger Commission"):

          (a)  The sum of $150,000 in cash; and

          (b) the greater of (i) 250,000 shares of the Corporation's common stock or (ii) a number of shares of the Corporation's common stock equal to the result obtained by dividing:

               (1)  5% of the first one million,
                    4% of the second one million,
                    3% of the third one million,
                    2% of the fourth one million, and
                    1% of all over four million of the total value of the shares issued by the Corporation in the Merger, by

               (2)  the Average Price Per Share (as defined below).


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          Solely for purposes of the Section 8 "total value" shall be deemed to mean 12,500,000 multiplied by the Average Price Per Share. Solely for purposes of this Section 8, Average Price Per Share shall be deemed to mean the average of the closing bid and asked price for the Corporation's common stock, as reported on the Nasdaq SmallCap Market for the five business days preceding the day before the effective date of the Merger.

          The Merger Commission shall be paid by the Corporation on the Effective Date; provided, however, that the Corporation shall not be obligated to pay the Merger Commission and the Consultant shall not be entitled to receive the Merger Commission unless and until Consultant shall have delivered to the Corporation a release executed by James Meadows releasing the Corporation from any and all obligations to pay commissions or other fees to Mr. Meadows in connection with the Merger or otherwise.

          Consultant and the Corporation agree that the Merger Commission is the only consideration to be paid to Consultant in connection with the Merger and Consultant hereby waives any claim to any other fee, commission or other consideration in connection with the Merger including, without limitation, under the Original Consulting Agreement.

     In the event that, at any time or from time to time after the effective date of the Merger, the Corporation proposes to register any securities (the "Registration Stock"), including shares of stock, under the Securities Act of 1933 and the rules and regulations promulgated thereunder (the "1933 Act") other than pursuant to a registration statement on Forms S-4 or S-8, or any successor to such Forms, for the purpose of the sale or other transfer of the Registration Stock by the Corporation or by any present or future holder of securities of the Corporation, Consultant shall have the right to request that the Corporation effect the registration under the 1933 Act, of any or all of the shares (the "Requested Registration Shares") of the Corporation's common stock issued to Consultant pursuant to this Section 8 (the "TTA Shares") which are then beneficially owned by Consultant. In such event, the Corporation shall use its best efforts to cause the Requested Registration Shares to be registered under the 1933 Act; provided, however, that the Corporation shall not be obligated to file and cause to become effective more than one registration statement for the Consultant in which Requested Registration Shares are sold pursuant to this
Section 8. Consultant covenants and agrees to cooperate and to furnish the Corporation with such information as it deems necessary to assist in the preparation of such registration.

     In the event that the Corporation shall not have caused the TTA shares to be registered on or prior to the sixth month of the Effective Date of the Merger, the Corporation shall, at the written request of Consultant, undertake to cause the TTA Shares to be registered under the 1933 Act so as to permit a public offering and sale by Consultant of the TTA Shares.

     9. EXPENSES. Consultant shall obtain prior approval for any business expense, including travel expenses, in excess of $250. which consent shall not be unreasonably withheld. Provided Consultant has obtained prior approval or such expenses are below $250, the Corporation shall reimburse Consultant for such expenses reasonably incurred by Consultant and directly relating to the provision by Consultant of his services pursuant to this Agreement.


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Consultant shall maintain such records as will be necessary to enable The
Corporation to properly deduct such items as business expenses when computing The Corporation's federal income tax.

     10. TERMINATION OF EMPLOYMENT. With reasonable cause, either party may terminate this Agreement effective immediately after giving written notice of termination for cause or, without cause, either party may terminate this Agreement after giving thirty (30) days prior written notice to the other of intent to terminate without cause. The parties shall deal with each other in good faith during the thirty (30) day period after notice of intent to terminate without cause has been given.

          For purposes hereof, reasonable cause shall include:

          (i)    A material violation of this Agreement.

          (ii) Any act exposing the other party to liability to others for personal injury or property damage.

          (iii) The commission by the Consultant of a willful or negligent act, or any act or omission taken in bad faith, which, in the good faith opinion of the Corporation, causes material harm to the Corporation, its affiliated entities, its customers or its employees.

          (iv) The Contractor's intentional and persistent failure to obey instructions from the Board of Directors or President of the Corporation.

          (v) The commission or perpetration by the Consultant of any criminal act, any act of moral turpitude, fraudulent or intentional misrepresentation or any fraud.

     In the event of Corporation's termination of this Agreement for reasonable cause or Consultant's termination of this Agreement without cause, the Corporation shall pay to the Consultant (i) promptly after such termination, the consulting fee provided for in Section 4 accrued to the date of such termination and not theretofore paid to the Consultant and (ii) when and if payable pursuant to Section 7(c) of this Agreement, any Finders Fee payable to Consultant for any Candidate which Consultant identified in writing and introduced to the Corporation prior to the termination of this Agreement.

     In the event of Consultant's termination of this Agreement for reasonable cause or the Corporation's termination of this Agreement without cause, the Corporation shall (i) continue to pay to the Consultant, in the same periodic installments as the Consultant's consulting fee was paid, the consulting fee provided for in Section 4, until the then scheduled expiration of the term hereof and (ii) when and if payable pursuant to Section 7(c) of this Agreement, pay to Consultant any Finders Fee payable to Consultant for any Candidate which Consultant furnished to the Corporation prior to the termination of this Agreement. After termination hereof, whether for reasonable cause or otherwise, neither the Corporation not Consultant shall have any further


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rights or obligations under this Agreement, except as provided in this Section
10(b) and in Sections 6, 11, 12, 13, 14 and 16 hereof.

     11. NONCOMPETITION. During the term of this Agreement and for a period of at least thirty (30) days thereafter, Consultant shall not at any time, directly or indirectly, in any capacity whatsoever, own, manage, operate, join in, control, participate in, invest in, work for, or otherwise be connected with, in any manner, whether as an officer, director, consultant, partner, investor, consultant, agent or otherwise, any business entity or person which is engaged, or proposes to engage, in activities that are directly competitive with the then current or proposed activities of the Corporation. The parties hereto acknowledge that this noncompetition covenant is made to induce the Corporation to retain Consultant and is required for the purpose of preserving for the Corporation the goodwill of its current and future business. The parties hereto further acknowledge and agree that, without limiting the foregoing, for a period of one (1) year after the termination of this Agreement , Consultant will not contact or solicit (on behalf of Consultant or any third party) any Candidate which Consultant furnished to the Corporation prior to the termination of this Agreement.

     12. COVENANT NOT TO DISCLOSE. Consultant shall not at any time, without the express prior written consent of the Corporation, disclose or otherwise make known or available to any person, firm, corporation or other entity other than the Corporation, or use for his own account, any Confidential Information of the Corporation, whether made available to Consultant in the course of the provision of his services to the Corporation, or in negotiations leading up to the provision of such services, or otherwise, that relates to the Corporation, the existing business of the Corporation, or the reasonably foreseeable business of the Corporation. Without limiting the foregoing, consultant covenants and agrees that he will not purchase or sell the Corporation's securities while in possession of any material Confidential Information.

     13. CONFIDENTIAL INFORMATION. As used in this Agreement, "Confidential Information" means any non-public information obtained by Consultant from The Corporation, whether during or prior to the Term, including but not limited to financial projections and performance information, billing information, customer lists, business plans, marketing plans, and other proprietary business information of the Corporation; any and all subject matter claimed in or disclosed by any patent application prepared or filed by or on behalf of by the Corporation, in any jurisdiction, and any amendments or supplements thereto; and any and all "know how," methods, information, procedures or processes related to any invention, invention report, trade secret, or proprietary information of the Corporation.

     Confidential Information includes any of the foregoing information whether or not such information was developed, devised or otherwise created in whole or in part by the efforts of Consultant. Confidential Information may be written, oral, electronically stored, contained in magnetic media, simulated, or manifested physically, or in or by other forms, but shall be protected as Confidential Information regardless of form. Confidential Information shall not include matters of public knowledge, unless such matters become public knowledge as a result of any disclosure by Consultant or by any other party who is bound by obligations of confidence to the Corporation, or unless the combination of such matters would amount to Confidential


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Information.  In any dispute over whether information or matter is Confidential
Information for purposes of enforcement of this Agreement, it shall be the burden of Consultant to show both that such contested information or matter is not Confidential Information within the meaning of this Section 8, and that it does not constitute a trade secret under the laws of the State of Washington.

     14. RETURN OF CONFIDENTIAL INFORMATION. Immediately upon termination of this Agreement, howsoever arising, or at any time upon the written request of the Corporation or upon the oral request of any of Consultant's supervisors, Consultant shall immediately return to the Corporation all Confidential Information in any written or other manifestation or form, and shall further surrender and deliver to the Corporation all records, materials, equipment, drawings, documents and data of any nature pertaining to the Corporation, the retention of Consultant's services, or the performance of any of Consultant's duties as a consultant of the Corporation.

     15. ADDITIONAL INSURED. During the term hereof, to the extent no additional premiums are required, the Corporation covenants and agrees to use its best efforts to have Consultant named as an "additional insured" on any errors and omissions insurance policy obtained by the Corporation for its officers and directors.

     16. SPECIFIC PERFORMANCE. Consultant acknowledges and agrees that: (a) but for the agreement of Consultant to comply with the covenants of this Agreement, the Corporation would not contemplate retaining or continuing to retain Consultant; (b) the Corporation will not have no adequate remedy at law if Consultant violates the terms of this Agreement or fails to perform any other obligation hereunder; and (c) the Corporation shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief to restrain any breach, threatened breach, or otherwise to specifically enforce any, of such covenants or any other obligations of Consultant, if Consultant fails to perform any of his obligations under this Agreement.

     17. SEVERABILITY. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. Consultant acknowledges and stipulates that the covenants set forth in Sections 6 through 9 above are fair and reasonably necessary for the protection of the Corporation's protectable interests. In the event a court of competent jurisdiction should decline to enforce any provision of Sections 6 through 9, such section(s) shall be reformed to the extent necessary in the judgment of such court to make such section(s) enforceable to the maximum extent which the court shall find enforceable.

     18. NOTICES. Any notices given under this Agreement shall be in writing, personally delivered, or sent by certified mail, postage prepaid, or sent via telefacsimile, receipt confirmed, to the following addresses and telephone numbers, which a party may change from time to time by prior written notice to the other party:


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Corporation:             Touch Tone America, Inc.
                         4110 N. Scottsdale Road, Suite 170
                         Scottsdale, Arizona  85251
                         Attention:  President


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With a copy to:          Cairncross & Hempelmann, P.S.
                         701 Fifth Avenue, Suite 7000
                         Seattle, Washington 98104-7016
                         Attention:  David M. Otto

Consultant:              Robert Vaughan
                         ______________________________
                         ______________________________

     19. INDEPENDENT CONTRACTOR. Consultant shall during the Term be deemed to be an independent contractor.

     20. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns. The waiver of any breach of any provision of this Agreement or failure to enforce any provision hereof shall not operate or be construed as a waiver of any subsequent breach. In the event of any dispute between the parties that arises out of this Agreement, the substantially prevailing party shall be entitled to reimbursement for its attorneys' and experts' costs, fees and expenses. The provisions of this Agreement shall not be construed as limiting any rights or remedies that either party may otherwise have under applicable law, and shall be in addition to all other rights and remedies of such party, including any which may arise out of any other written agreement involving the parties.

     21. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington without regard to conflicts of laws principles. The obligations set forth in this Agreement are intended to supplement and not to supersede the protections afforded the Corporation under the Uniform Trade Secrets Act, or similar law or laws as may be in effect from time to time within the State of Washington. The exclusive jurisdiction and venue of any lawsuit between the parties arising under this Agreement or out of the transactions contemplated hereby shall be the Superior Court of Washington for King County, or the United States District Court for the Western District of Washington at Seattle, and each of the parties hereby submits itself to the exclusive jurisdiction and venue of such court for the purposes of such lawsuit.

     22. PRIOR AGREEMENTS. This Agreement amends, restates and supersedes all prior oral and written agreements between the parties. Without limiting the foregoing, the parties hereto agree that, commencing on the Commencement Date, this agreement restates and supersedes the Original Consulting Agreement and that the Original Consulting Agreement shall be terminated and of no further force and effect commencing on such date.

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     DATED as of the day and year first written above.

                                        TOUCH TONE AMERICA, INC.


                                        By _____________________
                                        Its_____________________




                                        ________________________
                                        ROBERT VAUGHAN


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